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                                                                   Exhibit 10.14

                           THE YANKEE CANDLE CO., INC
                              102 Christian Street
                                Whately, MA 01093


                                                  March 31,2001

Mr. Craig W. Rydin
16 Highland Terrace
Princeton, New Jersey 08540

Dear Craig:

     I am very pleased to confirm our offer for you to join The Yankee Candle Company, Inc. (the "Company") as Chief Executive Officer and as a member of the Board of Directors. The details of our employment offer are as follows:

1. Your base salary will be $360,000 per year. You will devote substantially all of your working time and attention to the business of the Company and will engage in no other employment during the term of your employment. The expenditure of reasonable amounts of time for personal business, charitable and professional activities will not be deemed to be a breach of this paragraph, nor will the making of passive and personal investments and the conduct of private non-competitive business affairs, in each case so long as these activities and investments do not interfere with your duties at the Company.

2. You will be included in the Company's executive bonus plan. This plan is based on performance and may provide you with additional cash compensation of up to 70% of base salary. Your 2001 bonus will be guaranteed at the 70% level and will be pro-rated based on your employment start date. The bonus payments for any year will be paid out no later than March 31st of the following year.

3. You will receive a one-time signing bonus of $165,000 upon joining the Company. If you leave voluntarily or are terminated for Cause (as defined in paragraph 9) before two years of employment with the Company, you must repay the Company 1/24th of the bonus for each full month of employment remaining in the two-year period.


4. You will receive an additional cash payment of $165,000. This payment will be paid out, contingent on your continued employment with the Company, based on the following schedule: $75,000 at March 2, 2002; $15,000 at August 3, 2002; and $75,000 at October 2, 2002.


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5.   You will be granted 35,000 shares of restricted common stock of the Company pursuant to a restricted stock agreement. These shares will vest, contingent on your continued employment with the Company, at the following rate: 16,000 shares on March 2, 2002; 4,000 shares on August 3, 2002; and 15,000 shares on October 2, 2002.

6. Effective as of the date you sign this letter, you will be granted an option to purchase 500,000 shares of common stock of the Company pursuant to an option agreement. These options will have an exercise price per share based on the closing price on the date of grant and will vest, contingent on your continued employment with the Company, at a rate of one quarter per year, beginning on the first anniversary date of your employment.

7. Company benefits will be provided to you and your eligible dependents including medical plan coverage, disability coverage, dental plan coverage and optional 401K investment, subject to satisfying the applicable eligibility requirements. As a member of the Executive Committee you will also be eligible to participate in the Company's Executive Deferred Compensation Plan to the extent the plan is offered to other Executive Committee members. This plan allows you to defer up to $30,000 of salary. The Company will match 100% of the first $10,000 and 50% of the next $20,000 which you choose to defer. As part of your disability coverage, during the waiting period prior to the commencement of the payment of benefits under the disability policies provided by the Company covering you, or if no such policies are so provided, during the first three months of your absence from work due to a physical or mental impairment, the Company will pay you a benefit equal to the amount of your base salary, at the rate in effect as of the date of the commencement of such impairment. This benefit will be reduced by any other cash salary or disability benefits provided to you by the Company during this period.

     The Company will also provide you with such other benefits as are generally provided by the Company for or on behalf of the senior management executives of the Company and you will be eligible for four weeks annual vacation.

8. The Company will provide you reasonable relocation and living expenses as you transition to a new residence within a reasonable commuting distance from the Company. Specifically, the Company agrees to pay: standard real estate commissions on the sale of your current home; standard points associated with obtaining a mortgage on your new home to ensure a rate no less favorable than your existing mortgage; usual and customary fees associated with a real estate attorney and home inspection; packing, moving, unpacking and insurance of your household goods; reimbursement for reasonable costs to store and insure your household goods; and the rental of a furnished apartment in the Deerfield area through March 30, 2002. To the extent these items are deemed to be taxable income to you, the foregoing items will be


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     grossed-up for tax purposes. The Company will work with you to identify and coordinate moving and storage companies to assist you in your move and reasonable temporary living arrangements. You agree to move to a new residence within reasonable commuting distance from the Company no later than July 2002.

9. The "Initial Term" of your employment under this letter shall be for a period of two years, beginning on the commencement of your employment, unless your employment is sooner terminated in accordance with this Section 9 or Otherwise by the Company. This letter shall be automatically renewed for consecutive one-year terms ("Renewal Terms") unless either party gives written notice of non-renewal to the other at least six months prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

     In the event the Company terminates your employment in the first two years of your employment for any reason other than for Cause, the Company agrees to pay you severance pay equal to two year's current base salary, subject to your executing a two-year non-compete agreement covering the candle industry and a general release in favor of the Company, payable in monthly installments over the two-year non-compete period. In addition, you will be entitled to continued medical coverage under the Company's group medical plan (or a private plan if the Company ceases to provide medical insurance coverage for its employees) for the lesser of three years or until you become eligible to participate in a medical plan of a successor employer.

     For purposes of this letter agreement, the term "Cause" shall be defined, consistent with the Company's 1999 Stock Option and Award Plan, as (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of your duties to the Company or any of its subsidiaries, which transaction is adverse to the interests of the Company or any of its subsidiaries, and which is engaged in for personal profit or (iv) willful violation of any law, role or regulation in connection with the performance of duties (other than traffic violations or similar offenses). However, to the extent curable, as determined in the reasonable discretion of the Board of Directors of the Company, you will have thirty days to cure any such breach; provided, however, that if the cure of such breach is not capable of being completed within the cure period set forth herein, you will be deemed to have cured such breach if you take all reasonable steps necessary to initiate such cure within the applicable cure period, and the cure is completed as soon as reasonably possible thereafter but in any event no longer than 30 additional days.

     In the event that, within twenty-four months following a Change in Control,
     (i) the Company terminates your employment (other than for Cause), or (ii) you voluntarily resign from employment with the Company for Good Reason, you will be entitled to


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     receive, as severance pay, an amount equal to two year's base salary plus one times the average of your annual bonuses paid by the Company over the prior two years, subject to your executing a two-year non-compete agreement covering the candle industry and a general release in favor of the Company, payable in monthly installments over the two-year non-compete period. In addition, you will be entitled to continued medical coverage under the Company's group medical plan (or a private plan if the Company ceases to provide medical insurance coverage for its employees) for the lesser of three years or until you become eligible to participate in a medical plan of a successor employer.

     The term "Good Reason" will, as defined in the Company's standard public Stock Option Agreement, mean (a) a material reduction in base salary or cash incentive compensation opportunities that you were receiving immediately prior to the Change in Control or (b) a material adverse change in your duties and responsibilities (other than reporting responsibilities) from those in effect immediately prior to the Change in Control or (c) a requirement that you relocate your principal place of business to a location that is in excess of fifty miles from your principal place of business immediately prior to the Change in Control.

     A Change in Control shall have the meaning set forth in Exhibit A.

10. Our offer is subject to your signing this letter by March 31, 2001. In addition, we expect that you will join the Company on a full-time basis no later than Monday, April 23, 2001.

11. The Company will pay or reimburse the reasonable expenses incurred by you in the discharge of your duties to the Company during your employment, in accordance with the general practices and policies of the Company. In the event that you advance funds for such expenses, the Company will reimburse you for the amounts expended on its behalf as billed therefore by you.

12. As the new CEO and as a member of the Board of Directors, you will receive the maximum indemnification permitted by Massachusetts law in accordance with the Company's Articles of Organization and By-laws.

13. Any controversy or claim arising out of or relating to this letter or any breach thereof shall be settled by arbitration in accordance with the rules of the American Arbitration Association. The exclusive venue for any such arbitration shall be in New York County in the State of New York.

14.  This letter will be governed by the laws of the State of New York.


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                                   EXHIBIT 1

As defined in the Company's 1999 Stock Option and Award Plan, a Change in Control shall mean the occurrence of the following (capitalized terms used below shall have the meanings as defined in the Plan):

          (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange
Act), other than Forstmann Little & Co. Equity Partnership - V, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership -VI, L.P. or any of their Affiliates, immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the then outstanding Shares or the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this paragraph (a), Shares or Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Related Entity"), (ii) the Company or any Related Entity, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

          (b) The individuals who, as of April 15, 1999 are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this paragraph (b), be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

          (c) The consummation of:


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               (i) A merger, consolidation or reorganization with or into the
Company or in which securities of the Company are issued, unless such a merger, consolidation or reorganization, is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

                    (A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

                    (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and

                    (C) no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of more than fifty percent (50%) of the then outstanding Voting Securities or Shares, has Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the Surviving Corporation's then outstanding voting securities or its common stock.

               (ii) A complete liquidation or dissolution of the Company; or

               (iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or the distribution to the Company's stockholders of the stock of a Related Entity or any other assets).

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the


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acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

     If your employment is terminated by the Company without Cause prior to the date of a Change in Control but you reasonably demonstrate that the termination
(A) was at the request of third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control provided a Change in Control shall actually have occurred.


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